REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer California
Municipal Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1). The meeting on August 17, 2005 was adjourned until September 16, 2005 for Proposal 2. At the meeting on September 16, 2005, the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                                 FOR         WITHHELD               TOTAL
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TRUSTEES
Matthew P. Fink              32,468,283.717      869,637.536      33,337,921.253
Robert G. Galli              32,498,471.754      839,449.499      33,337,921.253
Phillip A. Griffiths         32,549,313.319      788,607.934      33,337,921.253
Mary F. Miller               32,527,571.494      810,349.759      33,337,921.253
Joel W. Motley               32,547,370.537      790,550.716      33,337,921.253
John V. Murphy               32,546,788.308      791,132.945      33,337,921.253
Kenneth A. Randall           32,549,257.684      788,663.569      33,337,921.253
Russell S. Reynolds, Jr.     32,543,784.227      794,137.026      33,337,921.253
Joseph M. Wikler             32,527,254.441      810,666.812      33,337,921.253
Peter I. Wold                32,476,635.093      861,286.160      33,337,921.253
Clayton K. Yeutter           32,494,629.735      843,291.518      33,337,921.253

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PROPOSAL NO. 2

             FOR          AGAINST            ABSTAIN     BROKER NON-VOTE                TOTAL
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
2D: Proposal to eliminate the policy on Futures
  20,542,275.640      878,878.348      1,452,423.157       7,310,066.000       30,183,643.145
2G: Proposal to change the policy on Investing in Other Investment Companies
  20,378,802.827    1,013,090.435      1,481,683.883       7,310,066.000       30,183,643.145
2L: Proposal to change the policy on Senior Securities
  20,788,124.238      679,864.026      1,405,588.881       7,310,066.000       30,183,643.145
2M: Proposal to change the policy on Underwriting
  20,678,509.653      717,588.193      1,477,479.299       7,310,066.000       30,183,643.145